Exhibit 4.1

REGISTERED	REGISTERED

NO. FXR-	MEDIUM-TERM NOTE, SERIES C	PRINCIPAL AMOUNT:
	(Fixed Rate)	U.S.$
CUSIP: 25468PCH7

Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company, New York, New York (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC and any payment is made to Cede & Co. or such other entity as requested by an authorized representative of DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has as interest herein.

ORIGINAL ISSUE DATE: December 4, 2007	INTEREST RATE: 4.70% per annum
MATURITY DATE: December 1, 2012	EARLIEST REDEMPTION DATE: December 4, 2007
ORIGINAL ISSUE PRICE: 99.772%	INTEREST PAYMENT DATES: June 1 and December 1, commencing June 1, 2008
REDEMPTION PRICE: See paragraph 10 below

Date:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N.A., as Trustee

By:
Authorized Signatory

THE WALT DISNEY COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Principal Amount specified above on the Maturity Date specified above and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears as specified in the Pricing Supplement, in each year, commencing with the first Interest Payment Date next succeeding the Original Issue Date, at the rate per annum set forth above, until the principal hereof is paid or made available for payment; provided, however, that if the Original Issue Date of this Note is between a Regular Record Date and the related Interest Payment Date, the first payment of interest on this Note will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered Holder on such next succeeding Regular Record Date. Interest payments for this Note will include interest accrued to but excluding the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined below), be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date, as specified in the Pricing Supplement (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable at Maturity shall be payable to the Person to whom principal shall be payable. If any Interest Payment Date or Maturity with respect to this Note falls on a day that is not a Business Day, the payment due on such Interest Payment Date or at Maturity will be made on the following day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months. Except as otherwise provided in the Indenture, any interest not punctually paid or duly provided for on any Interest Payment Date (herein called “Defaulted Interest”) will forthwith cease to be payable to the Holder on the Regular Record Date with respect to such Interest Payment Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below), notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, initially designated to be the Corporate Trust Office of the Trustee in Los Angeles, California, and at such additional offices or agencies as the Company may designate, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payments of principal of and interest on this Note may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the register of Securities or by wire transfer of immediately available funds to the account of the Holder of this Note if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable payment date. Notwithstanding the foregoing, the Company will make payments of interest on any Interest Payment Date other than the Maturity Date to each registered Holder of $10,000,000 (or, if the payment currency is other than United States dollars, the equivalent thereof in the particular payment currency) or more in aggregate principal amount of definitive Notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 days prior to the particular Interest Payment Date. Any wire transfer instructions received by the Trustee shall remain in effect until revoked by the applicable registered Holder.

Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or its duly appointed co-authenticating agent by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of securities (herein called the “Securities”) of the Company (which term includes any successor corporation under the Indenture hereinafter referred to) issued and to be issued pursuant to such Indenture. This Security is one of a series designated by the Company as its Medium-Term Notes, Series C. The Indenture does not limit the aggregate principal amount of the Securities.

The Company issued this Note pursuant to an Indenture, dated as of September 24, 2001 (herein called the “Indenture”), between the Company and Wells Fargo Bank, N.A., a national banking association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

The Notes are issuable as Registered Securities, without coupons, in denominations of $2,000 and any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of any authorized denomination, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at any office or agency described below where Notes may be presented for registration of transfer.

The Company may from time to time, without the consent of existing Note Holders, issue additional Notes having the same terms and conditions (including maturity and interest payment terms) as previously issued Notes in all respects, except for issue date, issue price and the first payment of interest. Additional Notes issued in this manner will be fungible with the previously issued Notes to the extent specified in the applicable Pricing Supplement.

This Note may not be redeemed prior to the Earliest Redemption Date set forth above. If no Earliest Redemption Date is so set forth, this Note is not redeemable prior to the Maturity Date. This Note is redeemable at any time on or after the Earliest Redemption Date set forth above at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice mailed to the registered Holder hereof, at the Redemption Price equal to the amount set forth below, together in each case with accrued interest to but excluding the Redemption Date.

Notwithstanding the preceding paragraph, installments of interest whose Stated Maturity is prior to the Redemption Date of any Note will be payable to the Holder of such Note, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Dates referred to above, all as provided in the Indenture.

The Redemption Price shall be equal to the greater of the following amounts: (1) 100% of the principal amount of the Notes to be redeemed; or (2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of any payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate (as defined below) plus 20 basis points. The Redemption Price will be calculated assuming a 360-day year consisting of twelve 30-day months.

For purposes of calculating the Redemption Price, the terms below shall have the following meanings:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable

Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Independent Investment Banker” means one of Banc of America Securities LLC, Deutsche Bank Securities Inc., or Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors appointed by the Company to act as the Independent Investment Banker, from time to time, or if any such firm is unwilling or unable to serve in that capacity, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means: (i) Banc of America Securities LLC, Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors; provided that, if any such firm ceases to be a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (ii) up to two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that Redemption Date.

All notices of redemption shall state the Redemption Date, the Redemption Price, if fewer than all the outstanding Notes with the same Original Issue Date, Interest Rate and Stated Maturity are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of Notes to be redeemed, that on the Redemption Date the Redemption Price will become due and payable upon each Note, or portion thereof, to be redeemed, that interest on each Note, or portion thereof, called for redemption will cease to accrue on and including the Redemption Date and the place or places where Notes may be surrendered for redemption. However, payment of the Redemption Price, together with accrued interest to but excluding the Redemption Date, for a Note for which a redemption notice has been delivered is conditioned upon delivery of such Note (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing) to the office or agency of the Company maintained for that purpose, initially designated to be the Corporate Trust Office of the Trustee in Los Angeles, California, and at such additional offices or agencies as the Company may designate, at any time (whether prior to, on or after the Redemption Date) after delivery of the redemption notice. Payment of the Redemption Price for the Note (or portion thereof to be redeemed), together with accrued interest to the Redemption Date, will be made on the later of the Redemption Date or promptly following the time of delivery of the Note. If fewer than all of the Notes with the same Original Issue Date, Interest Rate and Stated Maturity are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee by such method as the Trustee shall deem fair and appropriate.

In the event of redemption of this Note in part only, a new Note or Notes of like tenor for the aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Notes so surrendered will be issued in the name of the Holder hereof upon the cancellation hereof.

For all purposes of this Note and the Indenture, unless the context otherwise requires, all provisions relating to the redemption by the Company of Notes shall relate, in the case of any Notes redeemed or to be redeemed by the Company only in part, to the portion of the principal amount of such Notes which has been or is to be so redeemed.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, in certain circumstances therein specified, the amendment thereof without the consent of the Holders of the Securities. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations under the Indenture of the Company and the rights of Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or, subject to the provisions for satisfaction and discharge in Article Eight of the Indenture, of the Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Notes is registrable in the register of Securities, upon surrender of a Note for registration of transfer at the office or agency of the Company maintained for that purpose, initially designated to be the Corporate Trust Office of the Trustee in Los Angeles, California, and at such additional offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made by the Company, the Trustee or the Registrar for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (other than exchanges pursuant to Sections 2.11, 3.6, 9.5 or 10.3 of the Indenture, not involving any transfer).

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, including without limitation, §§ 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law Rule 327(b).

All undefined terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, The Walt Disney Company has caused this Instrument to be signed by the signature or facsimile signature of its Chairman of the Board, one of its Vice Chairmen, its President or one of its Vice Presidents, or its Treasurer or any Assistant Treasurer and attested by its Secretary or one of its Assistant Secretaries by his or her signature or a facsimile thereof, and its corporate seal or a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

(SEAL)		THE WALT DISNEY COMPANY

By:
		Name:	Christine M. McCarthy
		Title:	Executive Vice President-Corporate Finance and Real Estate and Treasurer

Attest:

Name:	Marsha L. Reed
Title:	Vice President-Governance Administration and Assistant Secretary

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM v as tenants in common	UNIF GIFT MIN ACT Custodian
(Cust.) (Minor)
TEN ENT v as tenants by the entireties
Under Uniform Gifts to Minors Act
JT TEN v as joint tenants with right of
survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please Insert Social Security or Employer

Identification Number of Assignee

Please Print or Typewrite Name and Address

Including Postal Zip Code of Assignee

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                             attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

NOTICE:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

THE WALT DISNEY COMPANY

ADDENDUM TO MEDIUM-TERM NOTE
Fixed Rate

The following provisions shall be of the same force and effect as if set forth in the Medium-Term Note of the Walt Disney Company to which this Addendum is attached.

This Note constitutes a portion of the Company’s 4.70% Global Notes due 2012, issued by the Company on the Original Issue Date specified above in the aggregate principal amount of $750,000,000 (the “4.70% Notes”). The Company will, subject to certain exceptions and limitations set forth below, pay to the Holder of any 4.70% Note who is a United States Alien, as additional interest, such amounts (“Additional Amounts”) as may be necessary in order that every net payment on such 4.70% Note (including payment of the principal of and interest on such 4.70% Note) by the Company or a Paying Agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such 4.70% Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

(a)           any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such Holder or beneficial owner of such 4.70% Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein or (ii) such Holder’s or beneficial owner’s past or present status, as applicable (under prior or current law), as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, passive foreign investment company or controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

(b)           any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

(c)           any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of a 4.70% Note for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(d)           any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a 4.70% Note;

(e)           any tax, assessment or other governmental charge required to be withheld by any Paying Agent from a payment on a 4.70% Note, if such payment could be made without such withholding by any other Paying Agent;

(f)            any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a 4.70% Note if such compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)           any tax, assessment or other governmental charge imposed on a Holder that actually or constructively owns 10 percent or more of the combined voting power of all classes of the Company’s stock or that is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(h)           any withholding or deduction imposed on a payment to an individual where such withholding or deduction is required to be made pursuant to Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26th — 27th November, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i)            any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall Additional Amounts be paid with respect to a payment on a 4.70% Note to a Holder that is a fiduciary or partnership or other than the

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sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the Holder of such 4.70% Note.

If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the Original Issue Date specified above, the Company becomes or will become obligated to pay Additional Amounts as described above, or (b) any act is taken by a taxing authority of the United States on or after the Original Issue Date specified above, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial likelihood that the Company will or may be required to pay such Additional Amounts, then the Company may, at its option, redeem, as a whole, but not in part, the 4.70% Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the 4.70% Notes or any action that would entail a material cost to the Company. No redemption pursuant to (b) above may be made unless the Company shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial likelihood that it will or may be required to pay Additional Amounts described above and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the 4.70% Notes pursuant to their terms.

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